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                                                                    Exhibit 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our reports on our reviews of interim financial information of Phelps Dodge Corporation (the "Company") as of and for the period ended March 31, 2000 as of and for the three and six month periods ended June 30, 2000, and as of and for the three and nine month periods ended September 30, 2000, dated April 24, 2000, July 19, 2000 and October 16, 2000 respectively and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this Registration Statement on Form S-3.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
January 12, 2001